Exhibit 5.1

Derek O. Colla

T: +1 202 842 7849

dcolla@cooley.com

January 8, 2019

Trevena, Inc.

955 Chesterbrook Blvd., Suite 110

Chesterbrook, Pennsylvania 19087

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Trevena, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 3,292,936 shares of the Company’s common stock, par value $0.001 per share, to be issued pursuant to the Company’s 2013 Equity Incentive Plan, as amended (the “Shares”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectus, (b) the Company’s (i) Amended and Restated Certificate of Incorporation and (ii) Certificate of Amendment of Amended and Restated Certificate of Incorporation, filed as Exhibits 3.1 and 3.2, respectively, to the Registration Statement, and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.3 to the Registration Statement, each as currently in effect, (c) the Company’s 2013 Equity Incentive Plan, as amended (the “2013 Plan”), and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.  As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter of this opinion.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2013 Plan, and the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	Derek O. Colla
Derek O. Colla

Cooley LLP   1299 Pennsylvania Avenue, NW, Suite 700   Washington, DC   20004-2400
t: (202) 842-7800  f: (202) 842-7899  cooley.com